UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
AMENDEMENT 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUMMIT EXPLORATION INC. (Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	98-0425310 (I.R.S. Employer Identification No.)

Suite 700, One Executive Place 1816 Crowchild Trail N.W. Calgary, AB, T2M 3Y7 Phone: (403) 313 8995 Fax: (708) 851 3953 (Address and telephone number of principal executive offices)

Corporate Service Center, Inc. 350 South Center Street Suite 500 Reno, NV 89501 (Name, address and telephone number of agent for service)

Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

Approximate date of proposed sale to the public: As soon as practical after the effective date of registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock for sale by us.	(1)	$0.10	$500,000	$53.50

(1) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (Securities Act). Estimated for the sole purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Summit Exploration Inc.

SALE OF COMMON STOCK

This prospectus relates to the sale of a minimum 2,500,000 shares for $250,000 and a maximum 5,000,000 shares for $500,000 of common stock of Summit Exploration Inc., hereinafter referred to as "Summit" at a price of $0.10 per share. All investors' funds will be held in trust with Andrew Chamberlain, attorney, in a segregated investor's account until the offering is closed. Our President and Chief Financial Officer will sell the common stock to investors inside and or outside the United States. For purposes of this offering, our President may be deemed to be an underwriter of this offering. He is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 "the Exchange Act". He will receive no selling commissions or other remuneration in conjunction with this offering of the shares on behalf of Summit. If the entire 5 million shares of common stock are sold, we will receive gross proceeds of $500,000 before expenses of approximately $20,000. We will offer shares pursuant to this prospectus for 180 days from the date it is declared effective by the United States Securities and Exchange Commission. No assurance can be given that we will be able to sell any shares. Our President may purchase an unlimited number of shares to meet the minimum offering. This may result in only a small number of unaffiliated investors owning stock in the company thereby allowing them to control or influence all matters subject to stockholders vote. Additionally it may make it difficult for us to establish a liquid public market, reducing your ability to sell your shares.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

	Price to the Public	Expenses	Proceeds to us

Per Share - Minimum	$0.10	$0.01	$0.09
Per Share - Maximum	$0.10	$0.00	$0.10
Offering - Minimum	$250,000	$20,000	$230,000
Offering - Maximum	$500,000	$20,000	$480,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 16, 2006.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

OUTSIDE BACK COVER:

Until [date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

Prospect Summary

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Business Summary

We are a Nevada company incorporated on February 23, 2006. Our registered office and agent for service is located at 5190 Neil Road, Suite 430, Reno Nevada 89501 and our principal corporate office is located at 1816 Crowchild Trail, N.W. Calgary Alberta. Since March 1st, 2006 we maintain an operation's office in Wellington, New Zealand and an agency office in Sydney, Australia. Our corporate office telephone number is (643) 541-9558. We are an oil and gas exploration stage company with limited operations. To date we have had no revenues, have achieved losses since inception, and have been issued a going concern opinion from our auditors. We have yet to identify or secure permits for any exploration activities. The bidding for and securing of exploration interests is highly competitive and there is material risk that we will be unable to secure oil and gas interests and carry out our plan of operations. Failure to do so will result in the failure of our business and the total loss of your investment. If we are successful in securing exploration interests we will require additional funding to discharge our exploration obligations. Should we fail to raise additional funds, we will be unable to carry out our plan of operations. To date we have had no revenues, have achieved losses since inception, and have been issued a going concern opinion from our auditors. We rely upon the sale of our securities to fund operations. Our operational efforts to date have been limited, focused primarily on general joint venture discussions, industry conference attendance and analysis of Cooper and Ermanga basin data and related property assessment in the Australian states of Queensland and South Australia. Within the next twelve months we intend to submit applications for new exploration permits to the Queensland state government and enter into agreements to acquire oil and gas interests through joint venture with existing permit holders in Queensland and South Australia.

Offering Summary

We are offering a minimum of two million five hundred thousand shares and a maximum of five million shares of our common stock as summarized below. All funds received from this offering will be placed with attorney Andrew Chamberlain in a non-interest bearing trust account held with the Royal Bank of Canada. Funds will only be released to us when a minimum of $250,000 has been raised. Management however may purchase an unlimited number of shares to meet the minimum. This may result in management controlling or influencing all matters subject to stockholder vote and may result in only a small number of unaffiliated investors owning stock in the company. This may limit your influence on our corporate governance, our ability to establish a liquid public market and your ability to sell your shares. Mr. Chamberlain maintains sole signing authority over the trust account and exercises sole authority in determining whether the minimum has been reached within the allotted time. All funds will be returned to investors without deductions if we do not raise the minimum offering amount within 180 days from the date this prospectus is declared effective.

Common stock offered by us	5,000,000 shares
Common stock outstanding before the offering	5,000,000 shares
Offering price	$0.10 per share
Maximum Common stock outstanding after the offering	10,000,000
Use of proceeds	Approximately $480,000 after expenses for general working capital purposes.

Summary of Financial Data

Period ended February 28, 2006

Revenues	$ 0

Operating Expenses	$4,355

Earnings (Loss)	$ (4,355)

Earnings (Loss) Per Share	$ (4,355)

As at February 28, 2006

Total Assets	$ 1

Working Capital	$ (4,354)

Stockholder's Equity	$ (4,354)

Risk Factors

Our common shares must be considered a speculative investment. Readers should carefully consider the risks described below before deciding whether to invest in shares of our common stock. If we do not successfully address the risks described below, there could be a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure any investor that we will successfully address these risks.

The purchase of the common shares involves a number of significant risk factors. Purchasers of common shares should consider the following:

Risks associated with our business

We were incorporated on February 23, 2006 and have a limited history of operations making it difficult to evaluate our current value and chance of success. We have not had success in these areas and there is no guarantee that we will ever acquire any exploration interests. Our limited history makes it difficult to evaluate the current value of our shares and our chances of success leading to volatility in the value of your investment.

Oil and gas exploration is very competitive and we will not be able to effectively compete with other companies in bidding for and securing oil and gas interests resulting in a high risk of failure for our company. We are in competition with other companies with greater financial resources and expertise in bidding for the acquisition of petroleum interests from various state authorities and permit holders, in purchasing or leasing equipment necessary to explore for, develop and produce hydrocarbons and in obtaining the services of personnel in the exploration for, and development and production of, hydrocarbons. Our inability to compete raises the risk that we will be unable to secure oil and gas interests and carry out our plan of operations.

We have limited financial resources and will have to raise additional funds to expand our business. To date we have not held any discussions related to potential future funding and there can be no certainty that market conditions will enable us to raise the funds required. Failure to raise additional funds may result in the failure of our business. As of March 30, 2006, we had $95,646 in working capital. Our anticipated expenditures for the next 12 months are approximately $200,000. We presently do not have sufficient capital to satisfy the planned expenditures, have no revenues and will rely principally on the issuance of common shares to raise funds to finance the planned expenditures during the next 12 months. There is no assurance that market conditions will enable us to raise funds when required, and any additional equity financing will likely be dilutive to existing shareholders. Should we fail to raise additional funds, we will be unable to carry out our plan of operations for the current fiscal year. (See ITEM 2 - PLAN OF OPERATIONS)

We have no oil and gas interests and if we are successful in securing interests we may be unable to meet the terms and conditions of the permit. Failure to meet the prescribed terms and conditions may result in the loss or abandonment of the permit resulting in the inability to carry out our plan of operations. In all cases, the terms and conditions of any future potential permit or license granting us, directly or indirectly, the right to explore for and develop hydrocarbons prescribes a work program and the date or dates before which such work program must be satisfied. Varying circumstances, including our financial resources, availability of required equipment, and other matters, may result in the failure to satisfy the terms and conditions of a permit or license and result in the complete loss of the interest in the permit or license.

Mr. Hart is our sole officer and director and has agreed to act in these capacities until March 2007. If Mr. Hart fails to stand for re-election or we fail to secure additional directors and officers we will be left without effective management. Mr. Hart has a thorough knowledge of our business and in particular exploration in the Austral Asia regions of Indonesia, New Zealand and Australia. The management and growth of the company depends on his continued involvement. We do not have employment agreements in place with Mr. Hart nor do we carry key-person insurance. The loss of his services or if he decides not to stand for re-election after March 2007 and we are unable to find a replacement we will be left without management resulting in the likely failure of our business and the total loss of your investment.

Mr. Hart has other business interests, which may conflict with our business. Any decision to the benefit of his other business interests could be detrimental to us. We have one officer and director who has another business interest, which results in him devoting only approximately 80% of his time to the business of the company. A conflict of interest between Mr. Hart's other business interest and us could result in the loss of exploration opportunities.

Mr. Hart established our internal controls over our financial reporting, disclosure controls and procedures. He is responsible for monitoring these controls and has limited experience that may lead to errors and omissions. Our sole officer and director is responsible for maintaining our financial reporting, including proper accounting records, selecting appropriate accounting principles, safeguarding assets and complying with relevant laws and regulations. His lack of experience may lead to inadequate controls and procedures resulting in errors and omissions that may go undetected and jeopardize the viability of our firm, resulting in the total loss of your investment.

Mr. Hart has limited experience in financial accounting, which may result to errors and increase costs associated with our reporting obligations. Mr. Hart has limited experience in financial accounting. He will have to devote considerable time to the preparation of Exchange Act reporting documents and his lack of experience may result in errors. There can be no assurance that errors made will not cost the company and reduce the value of your investment.

Based upon our financial position our auditor has expressed substantial doubt about our ability to continue as a going concern. We will be unable to continue as a going concern if we are unable to earn sufficient revenues from operations or to raise additional capital through debt or equity financings to meet our future capital obligations. As of March 30, 2006 we have working capital of $95,646 insufficient to finance our plan of operations for the next 12 months. If we do not raise the capital required to carry out our plan of operations, we may be unable to continue as a going concern.

There is no assurance that we will successfully secure oil and gas interests and if successful that we will discover hydrocarbons. Failure to discover hydrocarbons will make it difficult for us to remain as a going concern. We do not have any oil and gas exploration interests, no known hydrocarbon reserves and there is no assurance that we will discover commercial quantities of hydrocarbons. In addition, even if hydrocarbons are discovered, the costs of development may render any deposit found uneconomic. If we do not secure oil and gas exploration interests, find hydrocarbon reserves or are unable to develop reserves, either because we do not have sufficient capital or the costs of extraction are uneconomical, we will have to cease operations and investors who have purchased shares may lose their investment.

Geological conditions are variable and unpredictable and heighten exploration risk. Oil and gas exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing properties. Even if production is commenced from a well, the production will inevitably decline and may be affected or terminated by changes in geological conditions that cannot be foreseen or remedied. A change in geological conditions may render a discovery uneconomic.

The marketing and sale of petroleum products is subject to government regulation that may impair our ability to sell hydrocarbons or limit the prices available. Changes to government regulation or laws in the jurisdictions in which we may be operating might result in a discovery becoming uneconomical leading to financial losses. Even if we make discoveries in commercial quantities, development of a discovery may take a number of years and financial conditions at that time cannot be determined. The availability of products sold, or to be sold, may be restricted or rendered unavailable due to factors beyond our control, such as change in laws in the jurisdictions in which we may be operating, changes in the source of supply in foreign countries and prohibition on use due to testing and licensing requirements.

The price for oil and gas is volatile and determined by factors beyond our control. Failure to accurately forecast prices may result in financial losses. Prices for oil and gas may fluctuate widely from time to time depending on international demand, production and other factors that cannot be foreseen. A decline in price may render a discovery uneconomic resulting in unforeseen losses. If a discovery becomes uneconomical due to declining prices, funds spent to develop the discovery might not be recoverable leading to financial losses.

We are subject to local laws and regulations that are subject to change, including tax and land title claims. Any material change could have an adverse effect on our business and our ability to operate. There is no assurance that governmental regulation will not vary, including regulations relating to prices, royalties, allowable production, environmental matters, import and export of hydrocarbons and protection of water resources and agricultural lands. We will be subject to numerous governmental regulations that relate directly and indirectly to our operations including but not limited to title, production, marketing and sale of hydrocarbons, taxation, and environmental matters. There is no assurance that the laws relating to the ownership of petroleum interests and the operation of our business in the jurisdiction in which we operate will not change in a manner that may materially and adversely affect our business.

We presently do not carry liability or title insurance and do not plan to secure any in the future. The lack of insurance makes us vulnerable to excessive potential claims and loss of title. We do not maintain insurance against public liability, environmental risks or title. The possibility exists that title to future prospective properties may be lost due to an omission in the claim of title and any claims against us may result in liabilities we will not be able to afford resulting in the failure of the business and the complete loss of your investment.

Our business will be subject to laws that control the discharge of materials into the environment and we may be liable for damages and the costs of removing hydrocarbon spills for which we are held responsible. The laws relating to the protection of the environment have become more stringent and may expose us to liability for the conduct of, or conditions caused by others or for our actions that were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our business.

We will conduct a portion of our business in Australia dollars, the value of which fluctuates against the U.S. currency. An appreciation in the Australian dollar against the US dollar may have adverse effects on our business. We hold cash reserves in US dollars but will begin incurring a significant proportion of our expenses in Australian denominated dollars. An increase in value of the Australian currency versus the US dollar would have a detrimental effect, as expenses incurred would, in turn, increase in US dollars. While certain fluctuation can be expected to continue there can be no assurance that the exchange rate will stabilize at current rates.

Risks associated with an investment in the common shares being offered

Our shares are not currently traded on any stock market and there is no assurance that shares purchased pursuant to this prospectus can be resold and if resold will be at prices at or above the offering price. The offering price of $0.10 per share was arbitrarily determined and bears no relationship to our earnings, book value, or any other recognized criteria of value. At the present time there is no public market for our Common shares and we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Investors should not consider investing in this offering unless they can afford the complete loss of their investment.

Our President may purchase an unlimited number of shares to meet the minimum offering thereby limiting your influence on all matters subject to shareholder vote. This may result in only a small number of unaffiliated investors owning stock in the company. This will limit your influence on our corporate governance and make it difficult for us to establish a liquid public market and reduce your ability to sell your shares.

You will suffer immediate and substantial dilution. On March 30, 2006 the book value per share was $0.02 and the public offering price is set at $0.10 per share. As a consequence new investors will experience an immediate dilution of $0.04 per share if we raise the maximum and $0.06 if we raise the minimum.

Our President owns 100% of the shares in the company, allowing him to control the company's future direction. If we sell 2,500,000 shares and raise $250,000, the minimum under this prospectus he will control all matters subject to stockholder's vote. If we sell 5,000,000 shares and raise $500,000, the maximum under this prospectus he is in a position to influence all matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."

We may issue more shares of Common Stock, which would dilute the value of the Common Stock held by our current shareholders reducing your ownership interest in the company. Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock. We will likely issue some or all of such shares to acquire further capital in order to carry out our intended operations or expand current operations, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of our outstanding common shares.

We have no history of earnings and there is no assurance that if we do that, dividends will be declared. We have no history of earnings and there is no assurance that our business will be profitable and, even if profitable, there is no assurance the board of directors will declare dividends on common shares.

Broker-dealers may be discouraged from effecting transactions in our shares of Common Stock because they are considered penny stocks and are subject to the penny stock rules. The Securities and Exchange Commission (the "SEC") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our common stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares, if at all.

ITEM 4. USE OF PROCEEDS.

The proceeds from the sale of the shares of common stock offered by us will be between $250,000 and $500,000 based on a public offering price of $0.10 per share. The following discussion outlines our intended use of proceeds during the twelve-month period following this offering for $250,000 and $500,000 raised:

All funds raised in this offering will be utilized for general working capital purposes for the ongoing work of assessing exploration opportunities and preparation of applications for exploration permits in Australia and meeting our regulatory filing requirements. This will include legal and audit fees, consulting fees for geochemical and petrological review to determine petroleum source potential and reservoir quality, interpretation and reinterpretation of existing seismic data, and preparation of proposed budget and work program for submission to the state governments of Australia and potential joint venture partners. We anticipate using a portion of the funds for travel between New Zealand and Australia for property assessment and industry conferences. The largest use of proceeds contemplated herein will be expended on geochemical and seismic interpretation. Geochemical and seismic analysis is an important due diligence process in the assessment of exploration properties and their potential to host commercial quantities of oil and gas. Other than nominal legal and filing fees associated with the preparation of applications to the Queensland government we do not expect to incur any other costs associated with the acquisition of exploration permits. No funds raised through this offering will be paid to Mr. Hart in his capacity as a consultant or any affiliate of his for geological assessments.

Our plan of operations calls for subsequent exploration expenditures ranging from $300,000 to $500,000 per exploration well. Should we be successful in securing exploration rights either through joint venture with existing permit holders or through government tender we will require significant additional funding to meet our exploration obligations. There can be no assurance that we will successfully raise the capital required, when required, to meet these additional costs. Additionally, there can be no assurance that if we are successful in securing funding that we will be successful in discovering commercial quantities of hydrocarbons, or that we will have access to funds to develop a successful discovery without significant dilution or cost to our stockholders.

	50% of Maximum Offering Amount	Maximum Offering Amount

Total Proceeds	$ 250,000	$ 500,000
Expenses of Offering	$ 20,000	$20,000

Net Proceeds from Offering	$ 230,000	$ 480,000

Use of Net Proceeds	50% of Maximum Offering Amount	Maximum Offering Amount

Office and admin	20,100	20,100
Consulting fees	30,000	30,000
Geochemical and seismic interpretation	164,900	404,900
Travel	15,000	25,000

TOTAL USE OF PROCEEDS	$ 230,000	$ 480,000

Total offering expenses are $20,000. Of the $20,000, the amounts to be paid from the proceeds for expenses of the offering are: $ 3,000 for legal fees; $4,000 audit and accounting fees; $3,000 for trust account; $2,500 for transfer agent; $2,000 for printing our prospectus; $3,000 for administration fees; and $2,500 for Edgar filing fees. No funds contemplated in this offering will be used to reimburse any officer, director, or stockholder for services already rendered, assets previously transferred, or monies loaned or advanced. If we do not raise any funds expenses associated with the offering will be paid from the company's existing working capital.

If we cannot succeed in implementing our strategy, then our prospects for growth are substantially undermined and without additional capitalization our capacity to survive as a going concern is unlikely.

ITEM 5. DETERMINATION OF OFFERING PRICE.

We arbitrarily determined the public offering price of the shares at $0.10 per share. We considered several factors in such determination, including the following:

Our ability to raise funds under this offering;

Our limited history of operations;

Our current assets and liabilities;

Our existing capital structure;

Our ability to raise funds in the future

The public offering price of the shares does not bear any relationship to established valuation criteria and is not indicative of prices that may prevail in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

ITEM 6. DILUTION.

Our book value as of March 30, 2006, was $0.02 per share. Without taking into account any changes in our book value up to March 30, 2006 and giving effect to the sale of 5,000,000 shares of common stock offered hereby and after deducting estimated offering expenses payable by us, the pro forma book value at March 30, 2006 would have been approximately $575,645 or $0.06 per share. This amount represents an immediate dilution to new investors of $0.04 per share. If we sell only 2,500,000 shares the pro forma book value at March 30, 2006 would have been approximately $325,645 or $0.04 per share. This amount represents an immediate dilution to new investors of $0.06 per share.

The following table illustrates this dilution per share:

Public offering price per share		$ 0.10

Book value per share March 30, 2006		$0.02

	Minimum sold	Maximum sold

Book value per share after offering	$ 0.04	$ 0.06

Increase per share to existing stockholders	$ 0.02	$ 0.04

Dilution per share to new investors	$ 0.06	$ 0.04

ITEM 7. SELLING SECURITY HOLDERS.

N/A

ITEM 8. PLAN OF DISTRIBUTION.

We are offering up to 5,000,000 shares of our common stock at $0.10 per share. Our President will sell the common stock to investors located both inside and outside the United States. We must sell a minimum of 2,500,000 shares of common stock in order to accept funds. No commissions are being paid in connection with the offering. Expenses of the registration statement are estimated to be $20,000 including but not limited to, legal, accounting, printing and mailing fees and will be paid by us. For purposes of this offering, our President may be deemed to be an underwriter of this offering.

Our President is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 the "Exchange Act". Rule 3a4-1 sets forth those conditions under which a person(s) associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President is not statutorily disqualified or being compensated. Mr. Hart will continue to be our President at the end of the offering and he has not been during the last twelve months and is not currently a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. He will receive no selling commissions or other remuneration in conjunction with the offering of the shares on our behalf. Currently, no restrictions have been placed on our officer and director from buying in this offering nor on the number of shares he may acquire. However, he has no preliminary plans, intentions or arrangements to buy securities in the offering. Any purchase by our officer and director will be done on the same terms and under the same conditions as those offered to the public and with investment purposes only and not with the intent to resell. We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Funds from this offering will be placed in the trust account of attorney Andrew Chamberlain, at the law firm of Chamberlain Hutchison, Royal Trust Building, 10180 - 101 Street Edmonton, Alberta. Their telephone number is (780) 423-3661. He will hold the funds in trust until we receive at least $250,000 in subscription monies, at which time he will deliver those funds to us. If we do not receive the minimum amount of $250,000 within 180 days of the effective date of our registration statement, all funds received will be returned without a deduction. You will only receive a refund of your subscription if we do not raise a minimum $250,000 within the 180 day period referred to above. In order to release the funds contemplated under this prospectus Mr. Chamberlain must confirm that all funds, including checks, money orders, or wire transfers have been cleared and all corresponding subscription agreements have been signed by the subscriber and approved by the company within 180 days from the date this prospectus is declared effective. In the event that Mr. Chamberlain does not receive the minimum $250,000 and signed and approved subscription agreements within 180 days they are under instruction to return all funds to all individual investors without deductions. Mr. Chamberlain maintains sole signing authority over the trust account and exercises sole authority in determining whether the minimum has been reached within the allotted time. All funds will be held in a non-interest bearing account. There are no finders involved in our distribution.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

The application of the penny stock rules may affect your ability to resell your shares. (See page 18 for rules regarding penny stocks)

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the effective date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. Execute and deliver a subscription agreement and

2. Deliver a check or US$ denominated funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to ' Chamberlain Hutchison in Trust for Summit Exploration Inc,'.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

ITEM 9. LEGAL PROCEEDINGS.

There are no material legal proceedings to which we are subject to or which are anticipated or threatened.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

(a) Directors and executive officers

The names, municipality of residence, age and position held of the directors and executive officers of Summit are as follows:

Name and Municipality of Residence	Age	Position Held

Alan Hart 1067-88 Valley Road, Wakefield 7181 New Zealand	55	President & Director

Our director has a term of office expiring at the next annual general meeting, unless re-elected or earlier vacated in accordance with our bylaws. Our officer has a term of office lasting until their removal or replacement by the board of directors.

Mr. Alan Hart is our founder, President, Chief Executive Officer,and Chief Financial Officer and has been a director of the board of directors since our inception on February 23, 2006. Mr. Hart obtained his Master's Degree in Geology from the University of Texas at Arlington in 1979 and has worked in various capacities within the oil and gas industry since his graduation. He has worked both domestically and internationally with such firms as Hunt Oil, Atlantic Richfield and Arco in North and West Africa, Central America, Southeast Asia, Australia and New Zealand. In 1996 he established Golden Downs Consulting to assist petroleum companies developing exploration properties in the Australasian region. From May 2001 to June 2002, Mr. Hart was managing Director of Golden Downs Consulting providing project management services to companies operating in Austral Asia. These projects included completion of a two-year basin and hydrocarbon system analysis of the Northern Taranaki Basin, New Zealand, for Houston based EEX Corporation. From July 2002 until his resignation in June 2005 Mr. Hart was the Chief Executive Officer, President and a Director of TAG Oil Ltd (OTCBB: TAGOF) (TSX:TAO), a Canadian incorporated company operating in New Zealand. In this capacity he reviewed farmin opportunities worldwide and attended all operating and technical committee meetings associated with these permits and reviewed the geological and economic parameters of each well. In June 2005 he resigned as officer and director of TAG Oil and resumed his post as managing Director of Golden Downs Consulting. In July 2005 he provide consulting services to L&M Mining, a privately held New Zealand based gold and coal mining company to expand their activities into the petroleum sector. Under Mr. Hart's direction, L&M Mining successfully applied for and were awarded three exploration permits on the South Island, New Zealand. Mr. Hart was responsible for overseeing the permit application process, work obligation program, initial fieldwork, and seismic requisition planning. In October 2005, Mr. Hart was contracted by SCA, a Houston based geological consulting firm, to complete a project in Mumbai, India for Reliance Industries. The project included a sequence stratigraphic study over two of Reliance's offshore permits and provided the company with three previously unknown prospects. In early 2006, Mr. Hart acted as an expert witness in a High Court case involving Crown Minerals, New Zealand and Bounty Oil & Gas NL. His three week testimony concluded in late April 2006. Mr. Hart is currently managing Director of Golden Downs Consulting in addition to his position with Summit Exploration. Mr. Hart is a member of the American Association of Petroleum Geologists, Geological Association of America, the Indonesian Petroleum Association and a published author, most recently his article in the Oil and Gas Journal on exploration opportunities in Austral Asia.

(b) Significant Employees

We have no significant employees other than our executive management team.

(c) Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

(d) Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

(e) Audit committee financial expert

N/A

(f) Audit Committee and Charter

N/A

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners and management

The following table sets forth information as of the date of this Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name and Address of Beneficial Owner of Shares	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering	Percentage of Ownership After the Offering Assuming minimum sold	Percentage of Ownership After the Offering Assuming maximum sold

Alan Hart	5,000,000	100%	5,000,000	67%	50%

All Executive Officers and Directors as a Group	5,000,000	100%	5,000,000	67%	50%

The following table sets forth, as of March 30, 2006, the number of shares of common stock outstanding and the percentage of shares of common stock purchased by the existing stockholders and by the investors purchasing shares of common stock in this offering:

	Shares Purchased, minimum sold		Shares Purchased, maximum sold

	Number	Percent	Number	Percent

Current investor	5,000,000	66.7%	5,000,000	50.0%

New investors	2,500,000	33.3%	5,000,000	50.0%

Total	7,500,000	100.0%	10,000,000	100.0%

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

All of our common stock, issued and unissued, is of the same class and ranks equally as to dividends, voting powers and participation in our assets on a winding-up or dissolution. No common shares have been issued subject to call or assessment. Each common share is entitled to one vote with respect to the election of directors and other matters. The shares of common stock do not have cumulative voting rights.

Therefore, the holders of a majority of shares voting for the election of directors can elect all the directors then standing for election, if they chose to do so, and in such event the holders of the remaining shares will not be able to elect any directors. Our President currently beneficially owns 100% of the outstanding shares of the company's common stock and is in a position to influence all matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management." We are not directly or indirectly owned or controlled by a corporation or foreign government.

ITEM 12. DESCRIPTION OF SECURITIES.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value. As of March 30, 2006, there were 5,000,000 common shares outstanding. There are no provisions in the charter or by-laws that would delay, defer or prevent a change in control of the Company.

Rights and Liabilities of Common Stockholders

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine.

Voting Rights

Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

Preemptive Rights

Holders of common stock are not entitled to preemptive rights.

Sinking Fund Provisions

No sinking fund provisions exist.

Further Liability For Calls

No shares of common stock are subject to further call or assessment by the issuer. We have not issued stock options as of the date of this Registration Statement

Our transfer agent is Interwest Transfer Company Inc. 1981 East 4800 South Suite 100 Salt Lake City, Utah 84117, (801) 272-9294

Preferred Stock

Our articles of incorporation do not authorize any shares of preferred stock.

Dividend Policy

To date, we have neither declared nor paid any dividends on our common stock, nor do we anticipate that dividends will be declared or paid in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.

No expert or counsel has been hired on a contingent basis will receive a direct or indirect interest in Summit, or has acted as a promoter, underwriter, voting trustee, director, officer, or employee of Summit.

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS.

We were incorporated on February 23, 2006 for the express purpose of exploring for and developing oil and gas properties in Australia. To date we have had no revenues, have achieved losses since inception, and have been issued a going concern opinion from our auditors. Our operational efforts to date have been preliminary and have focused on research and general investigation of exploration opportunities in Australia.

ITEM 16. DESCRIPTION OF BUSINESS.

We are an exploration stage company engaged in the assessment, acquisition, exploration and development of oil and gas properties in Queensland Australia and other regions in Australia that meet the following general investment criteria: working interests in shallow onshore targets, adjacent to and/or on trend with previous discoveries, and with total cash commitments of $300,000 to $500,000 per well. We presently do not have any oil and gas interests. In an effort to secure exploration interests that meet our criteria, we are assessing the potential of various properties in Australia with an emphasis on the opportunities in the Cooper and Ermanga Basins. The assessment includes geochemical and petrological review to determine petroleum source potential and reservoir quality, interpretation and reinterpretation of existing seismic data, as well as consideration of discoveries made by third parties on properties adjacent to, or, depending on circumstances, in the area of the properties we are assessing. Geological conditions are however, unpredictable. The analysis of geochemical, petrological, seismic data, and discovery of reserves on properties adjacent to, or in the area of properties under consideration is no assurance that commercially recoverable reserves of oil and gas will be discovered on properties under consideration. There is also no assurance that government authorities or existing permit holders will accept our applications and proposals. See Risk Factors under this item.

We have not received any revenues from oil and gas operations. We are an exploration stage company and have no significant assets, tangible or intangible. We have no history of earnings and there is no assurance that our business will be profitable. As at February 28, 2006 we have an accumulated deficit of $4,355 and we expect to continue incurring operating losses and accumulating deficits until such time that we achieve profitable operations.

Our President devotes 80% of his time to the company. He has not entered into any employment nor consulting agreements with us. He also devotes 20% of his time to Golden Downs Consulting, an oil and gas consulting service that specializes in geological review and assessment in the Austral Asian region. In the course of his work for our company Mr. Hart may choose to work on matters specific to Golden Downs Consulting at a time that may not be opportune to the best interests of our company. As a result we may loose opportunities that we would have otherwise secured. In such a situation where a conflict of interest exists any decision by our President, which furthers the best interests of other competing businesses, may be harmful to our business. Starting March 1st, 2006 our President is currently paid a consulting fee of $2,500 per month.

There is no assurance that we will earn revenue, operate profitably or provide a return on investment to our security holders. Our activities since our inception have been limited and have consisted of conducting preliminary discussions with possible joint venture partners, attending regional oil and gas conferences and reviewing government tenders. We are reviewing existing data prepared by GeoScience Australia and made available through the government of Australia. These data packages significantly reduce the time and costs associated with evaluating prospectivity and preparing a bid or joint venture proposal for exploration permits.

To date we have not held any discussions related to potential future funding. Our business plan is limited in its scope and we intend to derive all of our revenue from a discovery of commercial quantities of hydrocarbons. Specifically, discovering sufficient quantities of hydrocarbons to warrant their profitable development. We have no other business plans and if we are unsuccessful in discovering commercial quantities of hydrocarbons our business will fail.

Should we be successful in securing exploration rights either through joint venture with existing permit holders or through government tender we will require significant additional funding. We anticipate raising additional financing through the sale of equity securities to finance such exploration obligations, although there can be no assurance that such funding will be available. In the event that future equity financing cannot be raised or negotiations for funding are not successful, our plan of operations will be significantly curtailed. There can be no assurance that we will be able to successfully raise the capital required, when required, to meet these additional costs. Additionally, there can be no assurance that if we are successful in securing funding that we will be successful in discovering commercial quantities of hydrocarbons, or that we will have access to funds to develop a successful discovery without significant dilution or cost to our stockholders.

QUEENSLAND AUSTRALIA PETROLEUM EXPLORATION PERMITS

The following is a brief outline of the requirements associated with exploration permits in Queensland Australia. We will incur significant expenses regardless of our success in securing oil and gas exploration interests. The requirements listed below highlight some of the associated expenses we would incur in the event that we successfully secure a joint venture partnership or exploration interests through government tender specific to our area of focus: specifically, shallow onshore interests adjacent to and/or on trend with previous discoveries and with total cash commitments between $300,000 and $500,000 per well.

In Queensland, Australia, an onshore exploration permit is a form of tenure granted by the Queensland government under the Petroleum and Gas (Production and Safety) Act. The Petroleum and Gas (Production and Safety) Act grants 2 different types of petroleum tenure, an authority to prospect (ATP) for exploration and a petroleum lease (PL) for development upon commercial discovery of oil or gas. The maximum land area for an ATP tenure is approximately 7,500 sq. km and approximately 225 sq. km for a PL. In each case the area must form a single parcel of land. For an ATP the maximum term for tenure is 12 years (including the initial term and any renewal terms). For a PL the term is 30 years although a PL may be renewed which, in aggregate with previous terms, take the total term of the PL beyond 30 years. Applications for renewal of an ATP petroleum tenure must be made within 60 business days before the end of the existing term and 80 business days before the end of the existing term for a PL.

Prior to being granted an ATP our proposed work program must be approved by the state government where the exploration activity will be undertaken. Initial work programs have a maximum term of 4 years and set out the description of the geological model for which we are basing our application, our assessment of the potential of discovery and our rationale for our proposed exploration activities. If our application is approved we will be obliged to carry out the exploration activities set out under our work program in order to maintain the permit in good standing. We must also satisfy the minister that we have the financial capacity, the technical expertise and experience to discharge our responsibilities as set out in our proposed work program. To extend our interest beyond the initial 4-year grant we will be required to submit a new application to the Minister at least 20, but not more than 60, business days before the end of the existing work program. If a later work program is not submitted before the end of the existing work program and we fail to comply with a notice requiring submission of a later work program our ATP will be cancelled.

If we are awarded an ATP and have a subsequent commercial discovery we can make an application for the grant of a PL. The term of the ATP will continue until a decision is made on the PL application, even if the term of the ATP would otherwise have expired in the meantime. Under the Petroleum and Gas (Production and Safety) Act, the holder of an ATP has a right of entitlement to the grant of a PL but must satisfy the Minister that the prescribed requirements have been complied with. Specifically; the Minister approving the applicant's proposed initial development plan and the Minister being satisfied that the applicant has sufficient financial and technical resources to carry out the proposed petroleum production or storage activities.

Royalties

If we are successful in discovering commercial quantities of oil or gas, secure sufficient funds to develop the discovery and are granted a petroleum license we will be required to pay a royalty at a rate of 10% of the wellhead value of the petroleum sold less allowable expenses. The wellhead value is the sum that could reasonably be expected to be realized on a commercial basis, or the fair market.

Allowable expenses include;

- Charges paid or payable by us to a third party for transportation to the point of sale.

- Processing plant tolls or other charges paid or payable by us to a third party for processing the petroleum before it is sold.

- Depreciation of capital expenditure by us on a petroleum facility or pipeline used for processing the petroleum or transporting it from the wellhead to the point of its sale, allocated over 10 years or a shorter period if the Minister so decides.

- An operating cost incurred, or to be incurred, by us that directly relates to treating, processing or refining the petroleum before it is sold or transporting the petroleum to the point of its sale.

- Repairs and maintenance of, and insurance costs for, petroleum facilities and pipelines used to process the petroleum or transport it from the wellhead to the point of its sale.

- Petroleum tenure rents and Petroleum storage costs.

- Other expenses incurred, or to be incurred, by us in relation to the operation of the site at which the petroleum was produced that is approved by the Minister.

Accounting profits for purpose of calculating royalties are defined as the excess of net sales revenues over the total of allowable deductions. Allowable deductions are the sum of the foregoing expenses incurred in the current year less any capital proceeds received during the year.

The obligation to determine royalties payable may require additional accounting staff and expenses. Presently, we cannot ascertain the extent of these expenses but anticipate additional costs to collect and maintain sufficient records and to calculate the royalties payable on a quarterly and annual basis.

ENVIRONMENTAL REGULATION IN AUSTRALIA

A complex legislative framework governs environmental regulation for petroleum activities in Australia. The administering authority imposes standard codes of environmental compliance. These codes are used to regulate certain petroleum activities like exploration and development. The environmental assessment process for an ATP is based on whether we are able to comply with the relevant code of environmental compliance and operate within the criteria for exploration. The codes were developed to provide a simplified approval process for ATP activities and include such requirements as how to operate projects in compliance with standard environmental conditions, references to best practice environmental management and advisory notes that provide technical guidelines.

The criteria for an ATP activity are whether potential harm to the environment by the proposed work program can be managed through compliance with the standard environmental codes of environmental compliance. If the application complies with the above requirements, the ATP will be granted. The application must be made in the approved form, describe the petroleum activity and certify that we can operate within the prescribed criteria and comply with the relevant standard environmental codes.

Reports to security holders

This SB-2 registration statement is filed voluntarily and we intend to continue filing periodic reports even if our obligations are suspended under the Exchange Act as far as it is required under the Exchange Act.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

(a) Plan of operation

Our plan of operations for the next 12 months is to commence assessment of various onshore exploration permits through the state and territorial governments in Australia with particular emphasis on Queensland. Upon completion of our assessment of government tendered permits we will submit our applications for an authority to explore. Additionally, we will continue discussions with third party permit holders with attention to potential joint venture partners in Queensland and South Australia and our assessment of the interests controlled and operated by them. To date these discussions have centered on the specific requirements of the exploration programs including but not limited to play types, land title security, operating budgets and time commitments. Play type refers to a conceptual model for a hydrocarbon accumulation used by explorationists to develop prospects in a basin, region or trend. Though no definitive time can be placed on securing joint venture agreements we will attempt to secure joint venture property interests within 6 months from the date of the completion of the financing contemplated herein. No formal agreement or understandings have been reached between the parties on any of our discussions and should we be successful in any of these efforts and secure exploration interests we shall require significant additional capital. We anticipate hiring an Australian based agent to act as our resident agent and commence a search for a qualified Australian based director and financial officer.

We have been in operation only since February 23, 2006 and have experienced losses since that time. As of March 30, 2006, the date of this filing, we had $95,646 in working capital. If we complete the minimum financing offered herein we will have sufficient funds to carry out a limited plan of operations for the next sixteen months. If we are successful in securing exploration interests we will require additional funds beyond that contemplated herein. We rely principally on the issuance of common shares by private placements to raise funds to finance our business. There is no assurance that market conditions will continue to permit us to raise funds when required. If possible we will issue more common shares at prices we determine, possibly resulting in dilution of the value of common shares. Other than a resident Australian agent and potential future financial officer we do not expect any significant increases in the number of employees in the near future.

We are an exploration stage company with limited operations and have not yet received revenues from operations, profitability or break-even cash flow. We currently have no oil or gas properties or any known deposits of oil or gas. Our President has extensive experience in the oil and gas industry with specific industry experience in exploration in Australia and New Zealand. Mr. Hart has given us his undertaking to act as President and Director until March 31st, 2007.

Mr. Hart's responsibilities include data review, including geochemical and petrological review to determine petroleum source potential and reservoir quality, reinterpretation of existing seismic data and an initial assessment of potential budgets and work programs of properties presently under review in Australia.

If we are successful in securing exploration interests we will be obliged to complete proposed work programs to maintain our interests in good standing. There can be no certainty as to the costs of the future work program; however, we will require additional funds to discharge our exploration obligations whether the interests are acquired through joint venture or through government tender. We do not have sufficient capital to satisfy the potential future exploration expenditures and we will rely principally on the issuance of Common Stock to raise funds to finance the expenditures that we expect to incur should we secure exploration interests. Failure to raise additional funds will result in the failure to meet our obligations and the relinquishment of our interest in any future permit acquired. We have relied principally on the issuance of Common Stock in private placements to raise funds to support our business but there can be no assurance that we will be successful in raising additional funds through the issuance of additional equity.

We do not expect any significant purchases of plant and equipment or any increase in the number of employees in the near future.

(c) Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

ITEM 18. DESCRIPTION OF PROPERTY.

We maintain an executive corporate office at Suite 700, One Executive Place 1816 Crowchild Trail N.W. Calgary, AB T2M 3Y7, an operation's office at 1067-88 Valley Road, RD1 Wakefield 7181 New Zealand. We anticipate establishing an agency office in Queensland, Australia.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Transactions with Related Parties

Our directors and officers nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of our outstanding shares, has any material interest, direct or indirect, in any transaction exceeding $60,000 during the last two years or in any proposed transaction which, in either case, has or will materially affect us, or any subsidiaries. Except as otherwise disclosed in this Form SB-2, there are no transactions of relevance.

Transactions with Promoter

In addition to his position in our management, Mr. Hart is our only promoter.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market information

Our shares are currently not trading on any stock market.

(b) Holders

At February 28, 2006, there was 1 holder of record.

(c) Dividends

We have not declared any cash dividends nor are any intended to be declared. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for property acquisition, exploration and development for the foreseeable future.

(d) Securities authorized for issuance under equity compensation plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	0	0

Equity compensation plans approved by security holders	0	0	0

Total	0	0	0

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker"s or dealer"s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that is subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

ITEM 21. EXECUTIVE COMPENSATION.

Summary Compensation Table

Annual Compensation						Long Term Compensation

Name	Title	Year	Salary	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation

Alan Hart	CEO	2005	$0	$0	$0	0	0	0	0

We do not have any long-term incentive plans to the named Executive Officers during the 2005 fiscal year.

On March 8th, 2006, the Company issued a total of 5,000,000 common shares to Alan Hart our President for cash consideration of $100,000 at $0.02 per share

Option/SAR Grants

There were no option/SAR Grants during the 2006 fiscal years.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

No stock options were exercised by any named executive officer during the 2005 fiscal year and there are no stock options outstanding at February 28, 2006 or at the date of this report.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of directors.

Our Directors do not and will not receive a salary or fees for serving as a director, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. They are not entitled to reimbursement of expenses incurred in attending meetings. There are no compensation arrangements for employment, termination of employment or change-in-control between the named Executive Officers and the company.

ITEM 22. FINANCIAL STATEMENTS.

Summit Exploration Inc.
(An Exploration Stage Company)
February 28, 2006

Index

Report of Independent Registered Public Accounting Firm	.......F-1
Balance Sheet	.......F-2
Statement of Operations	.......F-3
Statement of Cash Flows	.......F-4
Statement of Stockholders' Deficit	.......F-5
Notes to the Financial Statements	.......F-6

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Summit Exploration Inc. (An Exploration Stage Company)

We have audited the accompanying balance sheet of Summit Exploration Inc. (An Exploration Stage Company) as of February 28, 2006 and the related statements of operations, cash flows and stockholders' deficit for the period from February 23, 2006 (Date of Inception) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Exploration Inc. (An Exploration Stage Company) as of February 28, 2006, and the results of its operations and its cash flows for the period from February 23, 2006 (Date of Inception) to February 28, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred a loss from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott LLP"

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 7, 2006

Summit Exploration Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

February 28, 2006 $

ASSETS

Current Assets

Cash	1

Total Assets	1

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	355
Accrued liabilities (Note 3)	4,000

Total Liabilities	4,355

Contingencies (Note 1)

Stockholders' Deficit

Common Stock, 50,000,000 shares authorized, $0.0001 par value, 1 share issued and outstanding	1

Deficit Accumulated During the Exploration Stage	(4,355)

Total Stockholders' Deficit	(4,354)

Total Liabilities and Stockholders' Deficit	1

(The Accompanying Notes are an Integral Part of These Financial Statements)

Summit Exploration Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

Accumulated From February 23, 2006 (Date of Inception) to February 28, 2006 $

Revenue	-

Expenses

General and administrative	355
Professional fees	4,000

Total Expenses	4,355

Net Loss	(4,355)

Net Loss Per Share - Basic and Diluted	(4,355)

Weighted Average Shares Outstanding	1

(The Accompanying Notes are an Integral Part of These Financial Statements)

Summit Exploration Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

Accumulated From February 23, 2006 (Date of Inception) to February 28, 2006 $

Cash Flows Used in Operating Activities

Net loss	(4,355)

Change in operating assets and liabilities
Increase in accounts payable and accrued liabilities	4,355

Net Cash Used in Operating Activities	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	1

Net Cash Flows Provided by Financing Activities	1

Increase in Cash	1

Cash - Beginning of Period	-

Cash - End of Period	1

Supplemental Disclosures
Interest paid	-
Income taxes paid	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

Summit Exploration Inc.
(An Exploration Stage Company)
Statements of Stockholders' Deficit
From February 23, 2006 (Date of Inception) to February 28, 2006
(Expressed in U.S. dollars)

			Deficit
			Accumulated
			During the
	Common Stock		Exploration
	Shares	Par Value	Stage	Total
	#	$	$	$

Balance - February 23, 2006 (Date of Inception)	-	-	-	-

Common stock issued for cash at $0.0001 per share	1	1	-	1

Net loss	-	-	(4,355)	(4,355)

Balance - February 28, 2006	1	1	(4,355)	(4,354)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Summit Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

1. Exploration Stage Company

The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting By Development Stage Enterprises" incorporated under the laws of the State of Nevada on February 23, 2006. The Company is engaged in the acquisition, exploration, and development of oil and gas properties. As at February 28, 2006, the Company does not own an oil and gas property interest and is searching for new oil and gas properties which meet its investment criteria.

The Company currently has no business operations, no oil and gas properties and as a result has no revenues and has not generated cash flow from operations to fund its acquisition, exploration and development activities. The Company intends to rely upon the issuance of equity securities to finance its oil and gas property acquisitions and commence exploration and development on acquired properties, however there can be no assurance it will be successful in raising the funds necessary, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On March 8, 2006, the Company issued 5,000,000 common shares at $0.02 per common share to the President of the Company for cash proceeds of $100,000.

2. Summary of Significant Accounting Policies

a) Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is February 28.

b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d) Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e) Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Summit Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

2. Summary of Significant Accounting Policies (continued)

f) Oil and Gas Property

The Company follows the full cost method of accounting for oil and gas operations whereby all costs associated with the acquisition, exploration and development of oil and gas properties will be capitalized in cost centers on a country-by-country basis. Such costs include property acquisition costs, geological and geophysical studies, carrying charges on non-producing properties, and costs of drilling both productive and non-productive wells.

Depletion will be calculated for producing properties by using the unit-of-production method based on proved reserves, before royalties, as determined by management of the Company or independent consultants. Sales of oil and gas properties will be accounted for as adjustments of capitalized costs, without any gain or loss recognized, unless such adjustments significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. Costs of abandoned oil and gas properties will be accounted for as adjustments of capitalized costs and written off to expense.

A ceiling test will be applied to each cost center by comparing the net capitalized costs to the present value of the estimated future net revenues from production of proved reserves, based on commodity prices in effect as at the Company's year-end and based on current operating costs, discounted by 10%, less the effects of future costs to develop and produce the proved reserves, plus the costs of unproved properties net of impairment, and less the effects of income taxes. Any excess capitalized costs are written off to operations.

Unproved properties will be assessed for impairment on an annual basis by applying factors that rely on historical experience. In general, the Company may write-off any unproved property under one or more of the following conditions:

i) there are no firm plans for further drilling on the unproved property;

ii) negative results were obtained from studies of the unproved property;

iii) negative results were obtained from studies conducted in the vicinity of the unproved property; or

iv) the remaining term of the unproved property does not allow sufficient time for further studies or drilling.

This policy is prospective in nature as the Company currently does not have any oil and gas property interest.

g) Asset Retirement Obligations

The Company will recognize a liability for future asset retirement obligations associated with oil and gas properties. The estimated fair value of the asset retirement obligation will be based on current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability will be capitalized as part of the cost of the related asset and amortized over its useful life. The liability will accrete until the Company settles the obligation. As of February 28, 2006, the Company did not have any asset retirement obligations.

h) Financial Instruments

Financial instruments, which include cash, accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada, which may result in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

i) Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Summit Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

2. Summary of Significant Accounting Policies (continued)

j) Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k) Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

Summit Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2006

3. Accrued Liabilities

Accrued liabilities consist of amounts owing for professional fees of $4,000.

4. Common Shares

On February 23, 2006, the Company issued 1 share to the President of the Company at a price of $0.0001 per share for cash proceeds of $1.

On March 8, 2006, the Company issued 5,000,000 common shares at $0.02 per common share to the President of the Company for cash proceeds of $100,000.

5. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $4,350, which commence expiring in 2025. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the year ended February 28, 2006, the valuation allowance established against the deferred tax assets increased by $1,523.

The components of the net deferred tax asset at February 28, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

February 28, 2006 $

Net Operating Losses	4,350

Statutory Tax Rate	35%

Effective Tax Rate	-

Deferred Tax Asset	1,523

Valuation Allowance	(1,523)

Net Deferred Tax Asset	-

6. Subsequent Event

On March 8, 2006, the Company issued 5,000,000 common shares at $0.02 per common share to the President of the Company for cash proceeds of $100,000. Also on March 8 2006 the one common share previously issued to the President on February 23, 2006 was cancelled.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have not been any disagreements with the auditor on any audit or accounting issues.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1. a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2. a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3. a transaction from which the director derived an improper personal profit; and

4. willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1. such indemnification is expressly required to be made by law;

2. the proceeding was authorized by our Board of Directors;

3. such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4. such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

N/A

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Our company was incorporated on February 23rd, 2006. Since inception we have issued the following unregistered securities at the following prices. There were no underwriters engaged and no underwriting discounts or commissions paid. All issues were made pursuant to exemptions from registration contained in Regulation S of the 1933 Securities Act.

We completed an offering of 5,000,000 shares of our common stock at a price of $0.02 per share to our executive officer on March 8, 2006. The total cash amount we received from this offering was $100,000. We completed the offering pursuant to Regulation S of the Securities Act. The executive officer represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. He represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued in accordance with Regulation S and the transfer agent affixed the appropriate legends. The executive officer had adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted.

ITEM 27. EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation (1)

3.3	By-Laws (1)

4.1	Specimen Stock Certificate (1)

5.1	Opinion on legality (1)

23.1	Consent from Conrad Lysiak (1)

23.2	Consent from Manning Elliott

99.2	Subscription agreement (1)

(1) These documents have been filed with previous SB-2 on April 7, 2006 and have been included by reference.

ITEM 28. UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wakefield, New Zealand on June 13, 2006

Summit Exploration Inc.

ALAN HART
By: Alan Hart
President, Chief Executive Officer, and Chief Financial Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

ALAN HART
Alan Hart
President, Chief Executive Officer, and Chief Financial Officer, and Director